Exhibit 99.1

PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES OPERATIONS UPDATE

MIDLAND, Texas, (BUSINESS WIRE), January 25, 2006 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its operations update. Please refer to the Company’s press releases dated November 7, 2005 and December 1, 2005 for prior information on the Company’s operations and its $103.7 million 2006 capital investment budget.

The Company’s net daily production for the fourth quarter ended December 31, 2005 averaged 4,873 equivalent barrels of oil (BOE) per day, which was a 29% increase compared to the fourth quarter ended December 31, 2004 and a 4% increase compared to the third quarter ended September 30, 2005.

Current Operations by Area/Property

Resource Gas Projects

Parallel has two resource gas projects in early stages of development. They are the Barnett Shale gas project in the Fort Worth Basin of North Texas and the Wolfcamp gas project in the Permian Basin of New Mexico. These resource gas projects generated approximately 10% of Parallel’s fourth quarter 2005 daily production (463 BOE per day) and represented approximately 5% of its reserve value as of December 31, 2005.

The Company has budgeted approximately $66.6 million for these two resource gas projects in 2006 for the drilling and completion of 66 new wells, pipeline construction and leasehold acquisition.

Fort Worth Basin of North Texas

Barnett Shale Gas Project, Tarrant County, Texas – This project generated approximately 9% of the Company’s fourth quarter 2005 daily production (420 BOE per day) and represented approximately 4% of its reserve value as of December 31, 2005.

Parallel’s current leasehold position in the Barnett Shale gas project is approximately 11,500 gross (3,100 net) acres. The Company has budgeted approximately $21.1 million for the project in 2006 for the drilling and completion of 18 new wells, pipeline construction and leasehold acquisition. Currently, there are 2 drilling rigs running and 5 wells awaiting completion and pipeline connection in the Barnett Shale gas project.

The Company’s Barnett Shale gas project now has five wells on production. Two wells operated by Ft. Worth-based Four Sevens and 3 wells operated by Dallas-based Dale Resources, LLC are now producing at a combined rate of approximately 11,330 gross Mcf of gas per day, or 1,888 gross BOE per day (421 BOE per day, net to Parallel). The current average daily producing rate from each of these five wells ranges from a low of 1,200 gross Mcf to a high of 4,000 gross Mcf of gas per day. Five other wells operated by Dale Resources, LLC are currently awaiting completion and pipeline connection, and two wells are currently drilling. Parallel’s working interest in each of the 2 wells operated by Four Sevens is approximately 20% before payout and approximately 14% after payout. Parallel’s working interest in each of the 10 wells operated by Dale Resources, LLC varies from a low of approximately 14% to a high of approximately 40% before payout, and varies from a low of approximately 14% to a high of approximately 28% after payout.

Permian Basin of New Mexico

Wolfcamp Gas Project, Eddy and Chavez Counties, New Mexico – This project generated approximately 1% of the Company’s fourth quarter 2005 daily production (43 BOE per day) and represented approximately 1% of its reserve value as of December 31, 2005.

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Parallel Petroleum Announces Operations Update

January 25, 2006

The Company’s New Mexico Wolfcamp gas project consists of three areas of mutual interest (AMI’s) in which the primary target is the Wolfcamp formation at a depth of approximately 5,000 feet. Parallel’s current leasehold position in the project is approximately 157,000 gross (47,000 net) acres, combined, in Areas 1, 2 and 3. The Company anticipates participating in the drilling of approximately 48 horizontal wells in New Mexico during 2006. Twenty-four of the wells will be operated by Parallel in Areas 2 and 3, and twenty-four wells in Area 1 will be non-operated. The Company has budgeted approximately $45.5 million for the project in 2006 to fund the drilling and related leasing and infrastructure activity.

Activity in this horizontal gas project continued to accelerate during the fourth quarter of 2005 and 2006 year-to-date. As of this press release, Parallel has participated in a total of 22 horizontal wells, of which 3 are operated wells, and 19 are non-operated wells. Currently, 10 of the 22 wells are flowing to sales, 4 are being completed, 3 are awaiting completion, and 5 are drilling.

Techniques and procedures utilized in the New Mexico Wolfcamp gas project will continue to be refined, based on available information derived from Areas 1, 2 and 3. Based upon the results thus far, Parallel believes this project has the potential to become a multi-well, long-life gas project that will be developed over the next three to five years. Initially, wells are being drilled on 320-acre spacing. As discussed below, EOG Resources Inc. (NYSE: EOG) has now drilled 2 wells on 160-acre spacing, with completions underway. After sufficient performance data has been evaluated, down-spacing may prove to be a viable option. Parallel is orienting initial development to accommodate future down-spacing. The Company is currently running 2 drilling rigs in Area 2 of its New Mexico Wolfcamp gas project. Additionally, LCX Energy, LLC is currently drilling 3 wells, in which Parallel owns an interest, in Area 1.

Area 1 – This part of the Company’s Wolfcamp gas project consists of approximately 63,000 gross (5,000 net) acres. Parallel’s base working interest in this non-operated AMI is approximately 8.5%.

The 10 producing wells mentioned above are all located in Area 1. Eight of these wells are operated by LCX Energy, LLC, and two are operated by EOG Resources Inc. The first 6 wells originally drilled and completed by Perenco, and now operated by LCX Energy, employed large acid stimulations. With the exception of the Thames No. 1H, the acid stimulated wells were relatively poor producers, prompting the need for more aggressive stimulation. Two wells operated by EOG Resources and two wells operated by LCX Energy, have all employed multi-stage, lite-sand fracs and have yielded improved results. The two EOG Resources wells each had average first full-month sales of approximately 2,800 Mcf of gas per day, or approximately 300 Mcf of gas per day net to Parallel. The two LCX Energy wells went on line in November and December of 2005, and the produced volumes have not been released as of this date. LCX Energy’s Thames No. 1H well, which was acid stimulated, went to sales in July 2004, has cumulative production of 0.57 Bcfg, and is currently producing approximately 570 gross (40 net) Mcf of gas per day. EOG Resources’ Nile 22-1H went to sales in March 2005, has cumulative production of 0.51 Bcfg, and is currently producing approximately 900 gross (135 net) Mcf of gas per day.

LCX Energy currently has 7 more wells underway, of which 2 are being completed, 2 are awaiting completion, and 3 are drilling. Parallel owns an average working interest of 8.5% in each of these wells.

EOG Resources is currently completing its Nile 22 State Com No. 2H and their Jordan 22 Fee Com No. 2H, which have been drilled as 160-acre offsets to the initial Nile 22-1H and Jordan 22-1H wells. Parallel owns working interests of approximately 18% and 9%, respectively, in these two wells.

Area 2 – This part of the Wolfcamp gas project, which is contiguous to Area 1, is operated by Parallel and consists of approximately 77,000 gross (30,000 net) acres. Parallel’s base working interest in this operated AMI is approximately 85.0%.

The Company initiated well operations on the Seabiscuit No. 1 vertical well in the second quarter of 2005 with the re-entry of a plugged and abandoned well to determine the economic viability of properly stimulated vertical wells and to collect basic data for utilization in horizontal well design. This well is currently awaiting pipeline connection.

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Parallel Petroleum Announces Operations Update

January 25, 2006

The Company’s first 2 horizontal wells in Area 2, the Affirmed No. 1H and the Seabiscuit No. 2H, are both currently drilling in their lateral sections. The Company is also in process of surveying and preparing to install its own pipeline to gather and transport its gas in Area 2.

Area 3 – This part of the Wolfcamp gas project is located within the original confines of Area 1 and is operated by Parallel. The Company has been actively increasing its leasehold position in this area, which now consists of approximately 17,000 gross (12,000 net) acres. Parallel’s base working interest in this operated AMI is approximately 85.0%.

The Company drilled its first well in Area 3 in mid-October 2005. Through a “drill-to-earn” obligation, the well was drilled to a formation deeper than the Wolfcamp, where an unsuccessful completion attempt was made. Subsequently, the well was plugged back and a lateral was drilled in the Wolfcamp formation, where casing was cemented in place. The Company is now installing a pipeline and expects this well to be completed to sales in March 2006.

Permian Basin of West Texas

The Permian Basin of West Texas generated approximately 59% of Parallel’s fourth quarter 2005 daily production (2,914 BOE per day) and represented approximately 85% of its reserve value as of December 31, 2005.

The Company has budgeted approximately $28.6 million for its projects in the Permian Basin of West Texas in 2006 for the drilling and completion of 44 new wells, 30 workovers, equipment, pipeline construction, seismic and leasehold acquisition.

Fullerton San Andres Field, Andrews County, Texas – This property generated approximately 33% of the Company’s fourth quarter 2005 daily production (1,588 BOE per day) and represented approximately 37% of its reserve value as of December 31, 2005.

The Company has budgeted approximately $1.8 million for the Fullerton project in 2006 for the drilling and completion of 4 new wells and 5 workovers. Parallel owns an 82% average working interest in these properties.

The Company spent a total of approximately $3.9 million on in-fill development at Fullerton during 2005 with the drilling of 13 new wells. Three of the wells were drilled and completed during the second quarter of 2005, and the remainder were drilled during the third and fourth quarters. As a result of this work, gross production at year-end was approximately 300 barrels of oil per day above the extrapolated base decline.

Carm-Ann San Andres Field/N. Means Queen Unit, Andrews & Gaines Counties, Texas – These properties generated approximately 11% of the Company’s fourth quarter 2005 daily production (554 BOE per day) and represented approximately 12% of its reserve value as of December 31, 2005.

The Company has budgeted approximately $5.0 million for the Carm-Ann/N. Means project in 2006 for the drilling and completion of 11 new wells and the workover of 9 existing wells. Currently, 1 well is drilling and 2 wells are awaiting completion. Parallel is the operator of these properties with an average working interest of approximately 77%. Parallel is currently running 1 drilling rig in this area.

Approximately $6.7 million was expended by the Company during 2005 to fund the drilling and completion of 16 San Andres wells and 1 Queen well. All San Andres wells were completed and have been placed on production. The Queen well is awaiting completion. As a result of this work, gross production from the leases on which development occurred increased from approximately 155 BOE per day in March 2005 to a peak of 860 BOE per day in August 2005. December 2005 production was approximately 525 BOE per day in December 2005, or approximately 335 BOE per day above the extrapolated base decline. The San Andres is currently drilled on 40-acre spacing and has never been waterflooded. Parallel initiated a 20-acre infill drilling program in the second quarter of 2005 in preparation for the installation of a waterflood.

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Parallel Petroleum Announces Operations Update

January 25, 2006

Harris San Andres Field, Andrews & Gaines Counties, Texas

These recently acquired properties generated approximately 1% of the Company’s fourth quarter 2005 daily production (55 BOE per day) and represented approximately 12% of its reserve value as of December 31, 2005. Currently, the Company’s net production is approximately 400 BOE per day, including the additional interest acquired in this property on January 12, 2006.

Parallel acquired these producing and undeveloped oil and gas properties for a combined net purchase price of approximately $44.2 million through two transactions in the fourth quarter of 2005 and the first quarter of 2006. The leases include approximately 6,100 gross (5,490 net) acres, are approximately one mile from the Company’s Carm-Ann assets, and will be integrated into the Carm-Ann base of operations. Approximately 1,300 gross (1,170 net) acres of the total leasehold have been developed through the prior operator’s drilling of thirty-five 40-acre wells. Parallel anticipates the 1,300 acres will be further developed through 20-acre infill drilling and waterflood implementation. The Company expects the remaining 4,800 gross (4,320 net) acres to be field extension and lower risk exploration acreage.

The Company has budgeted approximately $11.1 million for the Harris San Andres project in 2006 for the drilling of 23 wells and 4 workovers. The first well has been drilled and is awaiting completion. Parallel is the operator of these properties with an average working interest of approximately 90%.

Diamond M Shallow Leases, Scurry County, Texas – This property generated approximately 1% of the Company’s fourth quarter 2005 daily production (66 BOE per day) and represented approximately 9% of its reserve value as of December 31, 2005.

The Company has budgeted approximately $200,000 for the Diamond M Shallow project in 2006 for general maintenance and workovers, pending waterflood response. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy Company (NYSE: SWN).

The Company completed a 30-well infill development program during 2004, with one-third of the wells drilled on producing well locations and two-thirds of the wells drilled on injection well locations. Activity during 2005 consisted primarily of conversions-to-injection and remedial workovers. The natural production decline has been arrested with early injection response, providing for a flat gross producing rate of approximately 220 barrels of oil per day since July 2005. The company will continue to monitor flood response and will resume development when it is deemed to be warranted.

Diamond M Canyon Reef Unit, Scurry County, Texas – This property generated approximately 7% of the Company’s fourth quarter 2005 daily production (339 BOE per day) and represented approximately 9% of its reserve value as of December 31, 2005.

The Company has budgeted approximately $8.3 million for the Diamond M Canyon Reef project in 2006 for the acquisition of a new 3-D seismic survey, the drilling of 6 new wells, and the continuation of the deepening program with 12 additional workovers. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy Company. Parallel is currently running 1 drilling rig in this area and expects to initiate a 3-D seismic survey in the first quarter of 2006.

Approximately $4.3 million was expended by the Company in 2005 for the workover of 23 wells. Most of the procedures involved the re-entry and reactivation of shut-in or abandoned wells. At year-end 2005, activity was complete on 21 wells. Fifteen operations were successful, the workovers of 2 wells were terminated early due to mechanical problems, and 4 wells yielded only marginal production increases. As a result of this work, gross production increased approximately 93% from 400 BOE per day in December 2004 to 780 BOE per day in December 2005. In addition, a drilling rig moved into the field in mid-December to drill 2 new wells. At present, 1 well is awaiting completion, and the other well is drilling.

Parallel’s Diamond M Canyon Reef and Diamond M Shallow Projects originated from a development agreement signed with Southwestern Energy Company in December 2001. The agreement provided for a

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Parallel Petroleum Announces Operations Update

January 25, 2006

minimum funding commitment totaling approximately $20.0 million, net to Parallel, to be spent in a three-year time period ending in March 2006. The funding commitment has now been satisfied, resulting in an approximate 22% reduction in Parallel’s future capital exposure, from approximately 88% to 66%, while the Company’s net revenue interest will remain at approximately 56%.

Other Permian Basin Projects – Other Permian Basin projects generated approximately 6% of the Company’s fourth quarter 2005 daily production (312 BOE per day) and represented approximately 6% of its reserve value as of December 31, 2005.

The Company has budgeted approximately $2.2 million for other Permian Basin properties in 2006, primarily for lease and well equipment, well maintenance and capitalized overhead.

Onshore Gulf Coast of South Texas

Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas –

The Onshore Gulf Coast of South Texas gas projects generated approximately 31% of Parallel’s fourth quarter 2005 daily production (1,496 BOE per day) and represented approximately 10% of its reserve value as of December 31, 2005.

The Company budgeted approximately $2.8 million for the South Texas projects in 2006 for the drilling and completion of 1 Wilcox well and 4 Yegua/Cook Mountain wells.

The Company’s Wilcox gas project currently has four wells online and producing at a combined rate of approximately 31,600 gross Mcf of gas per day and 490 gross barrels of oil per day, or 5,756 gross BOE per day (806 BOE per day, net to Parallel). The current average daily producing rate from each of these four wells ranges from a low of 7,280 gross Mcf to a high of 12,300 gross Mcf of gas per day. A fifth well has been drilled and is currently being completed. Parallel’s working interest in this project is approximately 15.9% before payout and approximately 23.8% after payout.

The Company’s Cook Mountain gas project currently has one well being completed. Parallel owns a 5.1% working interest and 3.8% net revenue interest in this well.

Other Projects

Utah/Colorado CBM (Coal Bed Methane) Gas/Conventional Oil & Gas Projects, Uinta Basin – This project does not yet contribute to the Company’s current daily production or reserve value.

Parallel has increased its leasehold acreage position in this project to approximately 150,000 acres. It is a multiple zone project consisting of both oil and gas targets at a depth of less than 6,000 feet. Seismic and geologic data evaluation continues. Two wells have been permitted. Parallel expects to commence drilling operations during the first quarter of 2006.

The Company budgeted approximately $4.2 million for this project in 2006 for the drilling and completion of 1 well and the acquisitions of a 3-D seismic survey and additional leasehold. Parallel owns and operates 100% of this project.

East Texas Cotton Valley Reef Gas Project – This project contributes minimally to the Company’s current daily production and reserve value.

This 3-D seismic gas project has a higher risk profile than the Company’s other projects. The objective is the Cotton Valley barrier reef facies found between depths of approximately 16,000 and 18,000 feet. The project consists of approximately 5,000 gross (650 net) acres.

Parallel budgeted approximately $1.5 million for the Cotton Valley Reef gas project in 2006 for additional leasehold and 1 well that is expected to be drilled during the first half of 2006. Parallel owns an approximate 13.125% working interest in this project.

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Parallel Petroleum Announces Operations Update

January 25, 2006

2006 Capital Investment Budget – Compared to Average Daily Production and Proved Reserve Value by Property

	2006 CAPEX Budget		4Q 2005 Average Daily Production (2)		2005 Total Proved Reserve Value (PV-10%)(1)(2)
AREA/PROPERTY	$MM	%	BOE	%	$MM	%

Resource Projects
Barnett Shale	$21.1	20%	420	9%	$20.8	4%
New Mexico Wolfcamp	45.5	44%	43	1%	6.1	1%
Total	$66.6	64%	463	10%	$26.9	5%

Permian Basin of West Texas
Fullerton San Andres	$1.8	2%	1,588	33%	$182.2	37%
Carm-Ann San Andres/N. Means Queen	5.0	5%	554	11%	59.6	12%
Harris San Andres (2)	11.1	11%	55	1%	58.0	12%
Diamond M Shallow	0.2	0%	66	1%	45.7	9%
Diamond M Canyon Reef	8.3	8%	339	7%	42.6	9%
Other Permian Basin	2.2	2%	312	6%	28.6	6%
Total	$28.6	28%	2,914	59%	$416.7	85%

Onshore Gulf Coast of South Texas
Yegua/Frio	$2.0	2%	479	10%	$20.3	4%
Wilcox	0.5	0%	906	19%	24.8	5%
Cook Mountain	0.3	0%	111	2%	3.8	1%
Total	$2.8	3%	1,496	31%	$48.9	10%

Other Projects
Cotton Valley Reef	$1.5	1%	—	0%	$—	0%
Utah/Colorado	4.2	4%	—	0%	—	0%
Total	$5.7	5%	—	0%	$—	0%

GRAND TOTAL	$103.7	100%	4,873	100%	$492.5	100%

Estimated Future Income Taxes (3)					(110.6)
Estimated Standardized Measure of
Discounted Future Net Cash Flows					$381.9

(1) Based on independent reserve study by Cawley, Gillespie & Associates, Inc. utilizing NYMEX prices of $61.04 per barrel of oil and $9.43 per Mcf of natural gas, as of December 31, 2005.
(2) Does not include approximately 3.5 million BOE of reserves associated with the "Harris San Andres" properties that were acquired on January 12, 2006.
(3) Future income taxes have been estimated utilizing the same tax rate applicable to the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2004.

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Parallel Petroleum Announces Operations Update

January 25, 2006

Daily Production - Fourth Quarter 2005, Compared to Third Quarter 2005 and Fourth Quarter 2004

AREA/PROPERTY	4Q 2005 Actual BOE per day	3Q 2005 Actual BOE per day	4Q 2004 Actual BOE per day	4Q 2005 Compared to 3Q 2005 % Change	4Q 2005 Compared to 4Q 2004 % Change
Resource Projects
Barnett Shale (1)	420	484	—	(13)%	N/A
New Mexico (2)	43	47	24	(9)%	79%
Total Resource Projects	463	531	24	(13)%	1829%
Permian Basin of West Texas
Fullerton San Andres	1,588	1,619	1,731	(2)%	(8)%
Carm-Ann San Andres / N. Means Queen (3)	554	616	204	(10)%	172%
Harris San Andres (4)	55	—	—	N/A	N/A
Diamond M Shallow (5)	66	62	155	6%	(57)%
Diamond M Canyon Reef (6)	339	252	163	35%	108%
Other Permian Basin	312	307	415	2%	(25)%
Total Permian Basin	2,914	2,856	2,668	2%	9%
Onshore Gulf Coast of South Texas
Yegua/Frio	474	534	853	(11)%	(44)%
Wilcox (7) (8)	906	622	—	46%	N/A
Cook Mountain	116	148	246	(22)%	(53)%
Total Gulf Coast	1,496	1,304	1,099	15%	36%
GRAND TOTAL	4,873	4,691	3,791	4%	29%

(1) 4Q 2005 - initial production from first five wells. Five wells are currently awaiting completion.
(2) Reflects results of initial horizontal Wolfcamp completion. Currently, four wells being completed and three wells are awaiting completion.
(3) 2Q 2005 - initiated workover and drilling program.
(4) Recent acquisition - current production approximately 400 BOE per day.
(5) 1Q 2005 - initiated conversion of producing wells to injection wells. Currently awaiting waterflood response.
(6) 2Q 2005 - initiated deepening program.
(7) 1Q 2005 - drilled discovery well.
(8) 4Q 2005 - Four wells on production. Fifth well currently being completed.

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Management Comments

Larry C. Oldham, Parallel’s President, commented, “We are pleased with our 29% increase in daily production, when comparing fourth quarter 2005 to fourth quarter 2004, as shown in the table above. This increase in daily production is the result of our 2005 capital investment and our acquisitions in the fourth quarter of 2004. At December 31, 2005, our pro forma exit rate, which includes production associated with the Harris San Andres properties that were acquired on January 12, 2006, was approximately 5,100 BOE per day. As I commented in our January 18, 2006 press release, we replaced approximately 405% of our 2005 production through our acquisitions and active development drilling program associated with our portfolio of oil and gas projects.”

In a final comment, Oldham stated, “Because of our two resource gas plays and our five low-risk development oil projects, we believe we are positioned for strong long-term production and reserve growth. As shown in the first table above, we plan to invest $66.6 million, or 64%, of our $103.7 million 2006 capital investment budget in our Fort Worth Basin Barnett Shale and New Mexico Wolfcamp gas projects. These two resource gas projects represented only 10% of our fourth quarter 2005 average daily production and 5% of our total proved reserve value (PV-10%) as of December 31, 2005.”

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Parallel Petroleum Announces Operations Update

January 25, 2006

Today’s Conference Call and Webcast Information

The Company’s management will host a conference call to discuss the information disclosed in this press release this afternoon, Wednesday, January 25, 2006, at 2:30 p.m. Eastern time (1:30 p.m. Central time). To participate in the call, dial 800-261-3417 or 617-614-3673, Participant Passcode 18616064, at least five minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, http://www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 11347444.

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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